Exhibit 10.12

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

AMENDED AND RESTATED SUPPLY, DEVELOPMENT & EXCLUSIVE LICENSING AGREEMENT

This AMENDED AND RESTATED SUPPLY, DEVELOPMENT & EXCLUSIVE LICENSING AGREEMENT (the “Agreement”), effective as of October 30, 2015 (the “Effective Date”), is made and entered into by and between Insys Therapeutics, Inc., a Delaware corporation having its principal place of business at 1333 S. Spectrum Blvd., Suite 100, Chandler, AZ 85286 (hereinafter called “PURCHASER”) and Aptargroup, Inc., a Delaware corporation having its principal place of business at 475 West Terra Cotta, Suite E, Crystal Lake, IL, 60014-9695 (hereinafter called “SELLER”). PURCHASER and SELLER being hereinafter called individually the “Party” and collectively the “Parties”.

WHEREAS, SELLER is engaged in the development and manufacture of dispensing systems for medical use, with particular reference to sublingual spray devices;

WHEREAS, PURCHASER desires to purchase the Device (defined below) for Purchaser’s own use with Drug Product and New Molecules (each as defined below), subject to the terms and conditions herein; and

WHEREAS, SELLER desires to sell the Device to PURCHASER subject to the terms and conditions herein; and

WHEREAS, the Parties entered into that certain Supply Agreement, dated as of March 7, 2011 (the “Original Agreement”), for the supply of the Original Device (as defined below, but noting that under the terms of the Original Agreement, the Original Device was referred to as the Device) and now wish to amend and restate the terms of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS

As used herein, the following terms and expressions shall have the meanings set forth below:

1.1	“Aesthetic” means any combination of outer shape and color of the Device.

1.2

“Affiliate” means any person or entity that directly or indirectly through one or more intermediaries’ Controls, is Controlled by, or is under common Control with a Party, where “Control” means the direct or indirect, legal or beneficial ownership of more than fifty percent (50%) of the outstanding voting rights in a company.

1.3	“cGMP” means the current good manufacturing practices stipulated or promulgated from time to time by the Regulatory Authorities that are applicable to the manufacture of the Device.

1.4	“Development Activities” means all research and development activities related to the development of a drug (including alternative delivery systems) through preclinical and clinical stages.

1.5	“Device” means, as context requires, the Original Device or any New Device.

1.6	“Device Equipment” means the moulds and assembly machines required at SELLER’s premises to manufacture the Device in commercial quantities.

1.7	“Device Specifications” means, for each Device, the applicable Device’s specifications as described in Exhibit A.

1.8	“Drug Product” means the sublingual formulation of Fentanyl owned by PURCHASER and currently known as “Fentanyl SL,” regardless of the approved indication.

1.9	“Effective Date” means the day inserted on the introductory clause of this Agreement.

1.10	“FDA Approval” means the approval of the new drug application (NDA) for the Finished Product by the Food and Drug Administration in the United States of America (FDA).

1.11	“Fentanyl” means the compound with molecular formula C22H28N20 and IUPAC name N-(1-2-phenlyethyl)-4-piperidinyl)-N-phenylpropanamide.

1.12	“Finished Product” means (a) the Drug Product in conjunction with the Original Device or a New Device or (b) a New Molecule in conjunction with the Original Device or a New Device.

1.13

“Intellectual Property” means all present and future intellectual property rights and information, material and trade secrets that relate to the Device or the Drug Product, as the case may be, whether or not patentable, including any know-how.

1.14

“Marketing Approval” means, with respect to any country, the approval of any marketing application for the Finished Product by the appropriate Regulatory Authority in such country, including (a) FDA Approval, (b) approval of a marketing authorization application by the EU Medicines Agency and (c) approval of other product registration application with respect to any other territory.

1.15	“Minimum Quantity” shall have the meaning set forth in Section 4.6.

1.16	“Net Sales Revenue” means […***…].

1.17

“New Device” means any new device developed by the Seller or jointly by the Parties working together for supply by SELLER to PURCHASER pursuant to this Agreement, but specifically excluding an Off-The-Shelf-Device.

***Confidential Treatment Requested

1.18	“New Molecule” means drug product other than the Drug Product, as provided for and specifically defined in Exhibit D.

1.19

“Off-The-Shelf-Device” means any device for sublingual application of liquid formulations of drug products that is or was available for “off the shelf” purchase by third parties or is otherwise generally commercially available, including those “off the shelf” products offered by Seller.

1.20

“Original Device” means the Device set forth in the Device Specifications as of the Effective Date (which, for the avoidance of doubt, is for use with the Drug Product and is not an Off-The-Shelf-Device).

1.21	“Purchase Price” shall have the meaning set forth in Exhibit C.

1.22	“Purchaser Owned Device Equipment” shall have the meaning set forth in Section 2.2.

1.23

“Regulatory Authority” or “Regulatory Authorities” means the United States Food and Drug Administration and any divisions thereof, any equivalent agency of any other country and any division thereof, and any other applicable regulatory body.

1.24	“Relevant Affiliates” means any of PURCHASER’s subsidiaries or entities formed or organized by PURCHASER within its corporate structure or for the purpose of operating a similar business.

1.25	“Royalties” shall have the meaning set forth in Section 3.4.

1.26	“Seller Owned Device Equipment” shall have the meaning set forth in Section 2.2.

1.27	“Sublingual Drug(s)” means Fentanyl and other New Molecules listed in Exhibit D which PURCHASER is intending to deliver by sublingual route.

2.	MANUFACTURE AND SALE

2.1

Supply and Purchase Obligations. SELLER agrees to manufacture and sell to PURCHASER, and PURCHASER agrees to purchase from SELLER, such quantities of the Device as PURCHASER may order from SELLER in accordance with the terms and conditions of this Agreement. The Parties acknowledge that SELLER is developing tooling to produce certain plungers that may be used for the Devices. SELLER shall use commercially reasonable efforts to assist PURCHASER in securing Regulatory Authority approval or validation to use such plungers in Finished Products. In the event that PURCHASER achieves Regulatory Authority approval or validation for use of the plunger in a Finished Product then SELLER agrees to use commercially reasonable [2]efforts to supply the plungers upon materially equal pricing and other material terms consistent with other plunger suppliers that PURCHASER currently has at that time and consistent with PURCHASER’s specifications. In the event that SELLER is able to supply plungers on pricing and other material terms that are materially equal to or better than PURCHASER’s current suppliers and subject to any existing contractual relationship that PURCHASER has as of the Effective Date, then PURCHASER agrees to enter into a purchase arrangement with SELLER that provides for PURCHASER to purchase approximately […***…] percent ([…***…]%) (and in no case any less than [...***...] percent ([...***...]%) of PURCHASER’s and its Relevant Affiliates’ requirements of plungers for use in Finished Products.

 ***Confidential Treatment Requested

2.2

Device Equipment. Seller will utilize Device Equipment for the manufacture of the Device. Commencing as of [...***...] (and including any purchase orders paid by PURCHASER in […***…] for Device Equipment), ownership of Device Equipment that PURCHASER has paid for pursuant to all purchase orders issued by SELLER in connection with such Device Equipment (“Purchaser Owned Device Equipment”), shall remain with PURCHASER. Ownership of Device Equipment other than Purchaser Owned Device Equipment shall remain with SELLER (“Seller Owned Device Equipment”). In case PURCHASER wants to obtain ownership of Seller Owned Device Equipment, PURCHASER shall purchase from SELLER such Seller Owned Device Equipment at a price to be agreed between Parties and pay applicable sales taxes (including any applicable VAT and excluding, for clarity, income taxes payable by SELLER) at the time of transfer of ownership. No such purchase shall occur without SELLER’s prior written consent. In no case shall Device Equipment, regardless of ownership, leave SELLER’s premises or the premises of SELLER’s approved subcontractors and at all times during the Term SELLER shall maintain customary and standard insurance in connection with the housing of such Device Equipment (with PURCHASER as a named beneficiary for Purchaser Owned Device Equipment). SELLER agrees that the Purchaser Owned Device Equipment shall not be used for the production of devices not to be sold to PURCHASER without PURCHASER’s written consent, but in no case for products competitive with PURCHASER’s product (i.e., the Finished Product). The Parties acknowledge and agree that, (a) as of the Effective Date, the Device Equipment for the manufacture of the Original Device is located on the premises of SELLER and (b) depending on the development of New Devices or the selection of New Molecules, additional Device Equipment may need to be developed or procured and the terms of such development or procurement shall be set forth in a separate agreement between the Parties. Except as otherwise agreed to by the Parties, PURCHASER shall be responsible for all costs of developing or procuring such additional Device Equipment. Any additional Device Equipment PURCHASER agrees to procure and fully purchase in connection with this Agreement shall be owned by PURCHASER, but such additional Purchaser Owned Device Equipment shall remain at SELLER’s facility.

2.3	cGMP Compliance. SELLER shall develop, manufacture, assemble and package the Device in accordance with the Device Specifications and applicable cGMP.

2.4

Intellectual Property. Any existing Intellectual Property owned or controlled as of the Effective Date (“Background IP”) by PURCHASER, SELLER, or their Affiliates shall remain their separate and absolute unencumbered property and any improvements or continuations in part to Background IP shall be owned by the same Party who owned such Background IP regardless of which Party invented or created such improvement. In connection with this Agreement and other than improvements and continuations in part to Background IP, each Party shall be the owner of any Intellectual Property its personnel or agents invents or creates as a matter of law under applicable intellectual property laws. If the Parties have jointly created any new Intellectual Property then the Parties shall jointly own such Intellectual Property. PURCHASER shall own all arising Intellectual Property rights related to the Drug Product and any New Molecules it invents or creates in connection with this Agreement and any devices it invents or creates other than a Device (and, for clarity, without using any of SELLER’s Intellectual Property or confidential information). SELLER shall own all arising Intellectual Property rights related to the Device (which, for clarity, could include any New Devices).

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2.5

License Grant; Prosecution, Maintenance and Defense. SELLER grants PURCHASER a license to the applicable Intellectual Property owned by SELLER in accordance with the terms of Exhibit D and the royalty payment hereunder. For the sake of clarity, PURCHASER does not grant any license to SELLER with respect to PURCHASER’s Intellectual Property. SELLER reserves the right to prosecute, maintain and defend SELLER’s Intellectual Property, at SELLER’s discretion and expense. If SELLER elects not to pursue the filing, prosecution, or maintenance of any of its Intellectual Property used in a Finished Product marketed and sold by PURCHASER in connection with this Agreement, then SELLER shall notify PURCHASER promptly in writing and in reasonable time to enable PURCHASER to meet any deadlines by which an action must be taken to establish or preserve any such Intellectual Property. Upon receipt of each such notice from SELLER, PURCHASER shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Intellectual Property, at PURCHASER’S expense. If, after such process, it is determined by PURCHASER that a suit should be filed against a third party infringer and PURCHASER files such suit or commences settlement negotiations forthwith against such infringer, then any damages or other recovery from such infringement action undertaken by PURCHASER shall first be used to reimburse the Parties for their respective costs and expenses specifically incurred in such action, and shall thereafter be allocated between the Parties as follows: (i) [...***...] percent ([…***…]%) to PURCHASER and (ii) […***…] percent ([…***…]%) to SELLER. For the avoidance of doubt, the preceding sentence is not intended to result in multiple Royalties being paid on the sale of one Finished Product or on the waiver of Royalties being paid on the sale of any Finished Product. Notwithstanding anything else in this Agreement, if SELLER ever assumes the responsibility for any action to enforce or protect its own Intellectual Property in no event shall PURCHASER be required to reimburse SELLER for its costs and expense in connection with such assumption.

3.	EXCLUSIVITY, LICENSING, AND ROYALTY

3.1

SELLER hereby agrees to supply the Device to PURCHASER on an exclusive basis, and PURCHASER agrees to purchase all of its and its Relevant Affiliates’ requirements for sublingual spray devices from SELLER, as per the conditions and limitations set forth in Exhibit D.

3.2	The SELLER agrees that, in addition to the Exclusivity set forth in Exhibit D, the PURCHASER has Aesthetic exclusivity to the Device.

3.3

The exclusivity rights granted to PURCHASER hereunder shall be valid for the duration of the Exclusivity Term (as defined in Exhibit D); provided, that, should the Exclusivity Term end, PURCHASER shall have the right to sell any product purchased under this Agreement (or otherwise from SELLER) until its inventory is completely exhausted.

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3.4

For any sales occurring on March 1, 2016 or thereafter during the Exclusivity Term, and as further consideration for the exclusive rights granted under this Agreement (including the Exclusivity), PURCHASER shall pay to Seller “Royalties” as set forth below.

3.4.1     Royalties on Finished Product comprised of a Device with the Drug Product shall be based upon Net Sales Revenue, if any, calculated in accordance with the following:

(i)     [...***...]% on the first […***…] US dollars ($[…***…]) in Net Sales Revenue;

(ii)      […***…]% on that portion of Net Sales Revenue which is greater than […***…] US dollars ($[…***…]) but less than or equal to […***…] US dollars ($[…***…); and

(iii)     […***…]% on Net Sales Revenue which is greater than […***…] US dollars ($[…***…]).

3.4.2     Royalties on Finished Products other than those described in Section 3.4.1 shall be based upon Net Sales Revenue, if any, calculated in accordance with the following:

(i)     […***…]% on the first […***…] US dollars ($[…***…]) in Net Sales Revenue;

(ii)      […***…]% on that portion of Net Sales Revenue which is greater than […***…] US dollars ($[…***…]) but less than or equal to […***…] US dollars ($[…***…]); and

(iii)     […***…]% on Net Sales Revenue which is greater than […***…] US dollars ($[…***…]).

3.4.3     For purposes of Royalties, every sale of an applicable Finished Product shall be deemed to have been made on the date on which the PURCHASER first recognizes such Net Sales Revenue on its quarterly and annual financial statements filed with the Securities and Exchange Commission. Both Parties shall use good faith in connection with the calculation of Net Sales Revenue and Royalties and disputes related thereto. Additional terms for the payment of Royalties are set forth in Exhibit E. For […***…], PURCHASER shall provide a pro-rated Royalty calculated by taking the Net Sales Revenue for the […***…] (as reflected in PURCHASER’s Annual Report on Form 10-K) and dividing by […***…].

4.	FORECASTS, ORDERS AND DELIVERY

4.1

Estimates and Forecasts. On the first day of each calendar quarter, PURCHASER shall provide SELLER a written rolling forecast of purchases of the Device for the […***…] months following the calendar quarter in which such forecast is submitted (the “Forecast”). The Forecast shall specify the desired delivery dates for each month submitted. PURCHASER shall use its best efforts to assure that each Forecast is accurate, provided however, that the Parties agree that such Forecast (other than the quantities set forth in the Purchase Order) shall not constitute an obligation of PURCHASER to purchase the estimated quantities contained in the Forecast. SELLER may charge PURCHASER for otherwise un-reimbursed charges incurred due to reasonable commitments made by SELLER to suppliers based on the first [...***...] months of each Forecast where such commitments cannot be reallocated to subsequent months of the Forecast without material costs being incurred by SELLER. SELLER shall keep PURCHASER reasonably apprised of material costs it is incurring on PURCHASER’s behalf in the context of Forecasts. PURCHASER agrees that the first […***…] months of each Forecast shall be a firm purchase order of the Device by PURCHASER for which SELLER is authorized to commence production, and which PURCHASER shall purchase (the “Purchase Order”). For the avoidance of doubt, when New Devices are added to this Agreement, they will be included in each subsequent Forecast and Purchase Order.

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4.2

Delivery. Subject to Section 4.7 below, SELLER shall manufacture, package and deliver ordered quantities of the Device as long as such orders are within the scope of confirmed Purchase Orders. SELLER shall promptly notify PURCHASER if it will be unable to deliver any part of an order exceeding the quantities set forth on the confirmation of the Purchase Order. SELLER shall not be obligated to supply in any month any quantity of the Device exceeding […***…] percent ([…***…]%) of the Purchase Order, and PURCHASER shall purchase at least […***…] percent ([…***…]%) of the quantities set forth in the Purchase Order. SELLER will use its reasonable commercial efforts to deliver the Device within the time schedule set forth in the confirmation of the Purchase Order.

4.3

Terms of Delivery. Unless otherwise specified in the Purchase Order, shipment of the Device to PURCHASER shall be via truck, and shall be delivered DDP Lakewood, NJ (INCOTERMS 2010). In the event PURCHASER requests SELLER to transport the Device to PURCHASER via air, PURCHASER shall bear all additional costs of such air transportation. SELLER shall arrange for transportation of the Device by insured common carrier, or SELLER’s truck to PURCHASER’s specified plant or other designated destination in the United States of America. In the event PURCHASER requires delivery to destination outside the United States of America, new delivery terms shall be negotiated. The Purchase Price for the Device is based on DDP Lakewood, NJ (INCOTERMS 2010).

4.4

Shipment. SELLER shall ship the Device in multiples of full production lots, as defined in Exhibit C. SELLER shall deliver with each lot a Certificate of Analysis substantially in the form attached hereto as Exhibit B. SELLER will promptly notify PURCHASER of any anticipated delay with respect to a shipment of the Device. Unless otherwise expressly agreed to by the Parties in writing, SELLER may not make partial shipments of product to PURCHASER.

4.5

Transfer of Title and Risk of Loss. Title and risk of loss to product shipped under any Purchase Order (or otherwise by SELLER) passes to PURCHASER upon delivery of the SELLER’s product at the delivery point designated by the Parties.

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4.6	Minimum Quantity. Commencing on […***…], PURCHASER agrees to purchase the minimum volume of Devices from SELLER as set forth below (each such amount, the “Minimum Quantity”):

From […***…] through […***…], PURCHASER commits to purchase a minimum of […***…] total units (in the aggregate for combined purchase in those […***…]) but no less than […***…] units in any […***…]. The table below designates the individual Minimum Quantity for each […***…].

	[…***…]	[…***…]	[…***…]

Unit-Dose Devices	[…***…]	[…***…]	[…***…]
Multi-Dose Devices	[…***…]	[…***…]	[…***…]

For clarity, the Minimum Quantity for […***…] through […***…] refers to […***…] units during such […***…] period (and for the avoidance of doubt, does not refer to […***…] units per […***…]) and Minimum Quantity for […***…] refers to the quantities set forth in the table above for each such […***…]. For purposes of this Agreement, a Unit-Dose Device is a Device that is able to deliver one or two doses of liquid formulation of drug product sublingually.

In the event that PURCHASER fails to purchase the number of Devices set forth in Minimum Quantity during the applicable period in which SELLER was ready, willing and able to deliver the designated number of Devices, then PURCHASER shall pay SELLER […***…] ($[…***…]) for each Device that would have been purchased had PURCHASER adhered to the Minimum Quantity (i.e., if the product of taking the Minimum Quantity and subtracting the amount of Devices purchased by PURCHASER in the applicable period equals a positive number, then that number shall be multiplied by […***…]). The foregoing consequence (and remedy for SELLER) is the sole consequence and remedy for a failure by PURCHASER to meet the Minimum Quantity.

Notwithstanding anything to the contrary in this Agreement, the Minimum Quantity (and payment for failure to meet such Minimum Quantity) set forth above shall be subject to adjustment as follows:

(i) If the FDA approves for marketing, a generic version of any of the Finished Products, then, at PURCHASER’s option, the Parties shall negotiate in good faith a reduction of the Minimum Quantity for the applicable period during which such generic version becomes commercially available and each subsequent period in order to provide relief to PURCHASER with respect to the anticipated impact of such generic version on the Finished Products' market share and/or net wholesale price;

(ii) If SELLER, for any reason not excused by this Agreement, fails to timely ship to PURCHASER conforming Devices ordered by PURCHASER in accordance with the terms and conditions herein, the number of Devices that SELLER failed to timely ship shall be deemed a credit against the Minimum Quantity for such period;

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(iii) If there shall be a recall of any of the Finished Products (and such recall is reasonably determined by to be caused in whole or in substantial part by SELLER) during the Term, the Minimum Quantity for the period(s) during which such recall occurs shall be reduced by the number of Devices affected by such recall;

(iv) If PURCHASER experiences a significant regulatory event, which is not caused by PURCHASER’s acts or omissions, and such event materially and adversely affects the ability to sell Finished Product, then the Parties shall negotiate in good faith a reduction of the Minimum Quantity for the applicable period during which such significant regulatory event has a material adverse effect on the sales of Finished Product;

(v) If, by [...***...], PURCHASER has not received FDA approval for either (i) an expansion of the Finished Product incorporating the Drug Product for a future indication not on the COMPANY’s current label for the SUBSYS® brand or (ii) an additional approval for a sublingual spray device utilizing a New Molecule, then the Parties shall negotiate in good faith a reduction of the Minimum Quantity for the applicable period(s) to provide relief to PURCHASER with respect to the anticipated impact on demand for PURCHASER’S products based upon the non-expansion event;

(vi) If PURCHASER experiences a significant reduction in insurance coverage that materially and adversely affects for the reimbursement and coverage landscape for the Finished Product incorporating the Drug Product marketed under the SUBSYS® brand then the Parties shall negotiate in good faith a reduction of the Minimum Quantity for the applicable period(s) to provide relief to PURCHASER with respect to the anticipated impact of such event on the Finished Products' market share and/or net wholesale price; and

(vii) If this Agreement is properly terminated prior to the expiration of the applicable Term, the Minimum Quantity for the period during which such termination occurs shall be prorated accordingly and the remaining requirements for future periods shall be null and void.

4.7

SELLER’s Capacity Obligations. Contingent upon PURCHASER and SELLER not having any unresolved disputes regarding the need for PURCHASER to invest in adequate tooling and manufacturing equipment, including additional Device Equipment as contemplated by Section 2.2, in a timely manner on terms agreed to by the Parties, SELLER shall have Devices in sufficient capacity to support sales to PURCHASER as set forth below (unless such amounts are less than the capacity planning forecasts issued by PURCHASER that SELLER has explicitly accepted in writing (pursuant to the paragraph below the table in this Section 4.7), in which case SELLER has accepted the obligation to meet the higher capacity planning forecasts):

	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
TOTAL DEVICES NEEDED	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
Unit-Dose Devices	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
Multi-Dose Devices	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

Separate from the Forecast as discussed in Section 4.1 above and solely for capacity planning purposes, PURCHASER will provide [10] an estimate of capacity needs to SELLER which SELLER shall explicitly accept in writing once agreed to. The Parties shall work together to devise such capacity planning estimate in a manner that best fits the purpose of the foregoing requirement.

5.	PRICES AND PAYMENT

5.1	Purchase Price. The Purchase Price for the Device is set forth in Exhibit C.

5.2

Payment for the Device. Payment related to the Device shall be made in full within […***…] days of the date of SELLER’s invoice, unless Purchaser disputes such invoice in good faith (in which case only the disputed portion of such invoice may be withheld and only until such dispute is resolved). SELLER shall date and send invoices for the Device upon shipment of the Device.

5.3

Taxes. The Purchase Price for the Device does not include any property, license, privilege, sales, service, use, excise, value added, gross receipts, or other like taxes. PURCHASER agrees to pay or reimburse SELLER for any such taxes that SELLER is required to pay or collect or that are required to be withheld.

5.4	Currency. All payments hereunder shall be made in United States Dollars (USD).

5.5

Interest. If PURCHASER fails to pay the full invoiced amount for the Device, or any part thereof, within […***…] days after the due date, SELLER shall be entitled (without prejudice to any other right or remedy it may have whether under the terms of this Agreement or otherwise) to charge, in addition to any monies due hereunder, interest on the outstanding amount at the rate of […***…]% per month or the highest applicable rate allowed by law, whichever is less, calculated on a daily basis from such due date until the date actual payment is made.

5.6	Price Revision Due to Changes in Device Specifications.

5.6.1     By PURCHASER.

PURCHASER may request a change, in writing, to the Device Specifications, the manufacturing procedures or control procedures. SELLER will use commercially reasonable efforts to implement the change subject to pricing adjustments, which will be negotiated in good faith by SELLER and PURCHASER.

5.6.2     By SELLER.

SELLER will notify PURCHASER in writing prior to implementing any change affecting the chemical, biological or physical aspects of the Device. SELLER will not make any changes to the Device Specifications without PURCHASER’s prior written consent which shall not be unreasonably withheld or delayed. SELLER will implement the change subject to pricing adjustments, which will be negotiated in good faith by SELLER and PURCHASER.

5.6.3     By Regulatory Authorities.

In the event of changes required by cGMP’s or other applicable laws or regulations, or in the requirements for the Device, whether written or un-written, by the Regulatory Authorities, SELLER shall have the right to adjust the Purchase Price, such adjustment being negotiated in good faith by SELLER and PURCHASER.

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6.	REGULATORY RESPONSIBILITY

6.1          Regulatory Responsibility. SELLER shall be responsible, at its sole expense, for complying with applicable regulatory requirements relating to the development, qualification and manufacture of the Device as applicable in SELLER’ s facilities where the Device is developed, designed, manufactured and, shall use commercially reasonable efforts to perform all of its responsibilities and obligations, including applicable design, development, manufacture, testing, quality control and documentation activities relating to the Device under or contemplated by this Agreement substantially in accordance with all relevant quality standards that must be met to secure regulatory approval worldwide.

PURCHASER shall be responsible, at its sole expense, for complying with all other applicable regulatory requirements relating to its use, promotion, sale and resale of the Finished Product.

6.2          Import and Export Laws. PURCHASER shall comply, at its sole expense, with all export and import regulations and laws necessary to export and import components of the Device to and from PURCHASER’s premises, including without limitation, procuring and maintaining all import and export licenses necessary to ship from the point of manufacture to PURCHASER’s premises in accordance herewith and the payment of all duties, tariffs, surcharges and other customs and other governmental fees levied in connection with the exportation and importation of components of the Device from SELLER to PURCHASER’s premises, or such other location as designated by PURCHASER.

7.	QUALITY CONTROL REQUIREMENTS

7.1	Quality.

7.1.1

The Parties shall agree upon reasonable release tests to be performed by SELLER prior to shipment of the Device in accordance with applicable regulatory requirements and subject to pricing conditions. Results of such testing will be supplied in the Certificate of Analysis with each shipment as seen in Exhibit B.

7.1.2	PURCHASER shall send prior written notice of any change requested to be made to Drug Product being delivered by the Device that PURCHASER suspects may affect the Device Specifications.

7.1.3

Notwithstanding any provision to the contrary in this Agreement, SELLER shall not assign or otherwise delegate any of its obligations to ensure the Device’s quality or compliance with Device Specifications to any third party other than an Affiliate without consent from the PURCHASER.

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7.2	PURCHASER’s Inspections.

7.2.1

The Device shall be subjected to a quality control inspection by PURCHASER in accordance with the Device Specifications set forth in Exhibit A, within […***…] days as from delivery of the Device to the location designated by PURCHASER in the applicable Purchase Order.

7.2.2

Upon reasonable prior notice, SELLER shall permit PURCHASER to review SELLER’ s quality control procedures and records related to the Device for the purpose of assuring satisfactory compliance with the Device Specifications and compliance with the provisions of the Quality Agreement. That review shall be conducted in a reasonable manner, during SELLER’s business hours, in the presence of a SELLER representative and at PURCHASER’s own expense.

7.2.3

Upon reasonable prior notice, SELLER must permit PURCHASER’s quality assurance personnel to visit SELLER’s production facility, to the extent that such visit is reasonably required to assure compliance with regulatory requirements or to the extent a review of records alone is not adequate to assure satisfaction with such quality control requirements. Such visit shall be conducted in a reasonable manner, during SELLER’s business hours, in the presence of a SELLER representative, at PURCHASER’s own expense and shall be limited to the equipment, records or production actually used in the manufacture of the Device.

7.2.4

SELLER shall (i) participate and cooperate with PURCHASER’s personnel who may visit SELLER’s production facility as provided in this Section 7, (ii) take corrective action in a timely manner as may be reasonably required by PURCHASER to comply with the provisions of this Agreement and with cGMP requirements when applicable, subject to pricing conditions in Section 5 and Exhibit C, and (iii) when requested by PURCHASER, describe in writing, any appropriate corrective action planned or taken.

7.3	Regulatory Inspections.

7.3.1

In the event that any of SELLER’s products, facilities and/or processes that are used for the manufacture of the Device are the subject of an inspection by any Regulatory Authority or any other duly authorized agency of any national, state, or local government, SELLER shall promptly notify PURCHASER of such inspection and shall supply PURCHASER with copies of any correspondence or portions of correspondence that relate to the Device, as well as SELLER’s proposed response, if any.

7.3.2

In the event that any of PURCHASER’s facilities that are used for the storage of the Device or the manufacturing of the Finished Product are the subject of an inspection by any Regulatory Authority or any other duly authorized agency of any national, state, or local government, PURCHASER shall promptly notify SELLER of such inspection to the extent such inspection is reasonably determined by PURCHASER to relate to SELLER’s work under this Agreement and shall supply SELLER with copies of any correspondence or portions of correspondence that relate to the Device, as well as PURCHASER’s proposed response, if any.

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7.3.3

In the event that either Party receives any written communications from any Regulatory Authority in connection with the development, design, manufacture, use, or sale of the Device, it shall provide the other Party with a copy of each such communication and the proposed response, if any.

7.3.4

Records. SELLER shall retain samples of the Device, batch and other manufacturing and analytical records, records of shipments of the Device and validation data relating to the Device for a minimum of [12] years and shall make such data available to PURCHASER and Regulatory Authorities upon PURCHASER’s reasonable request or if required by law.

8.	REJECTION

8.1

General. In the event that any portion of the Device delivered to PURCHASER by SELLER shall fail to conform with the Device Specifications, PURCHASER may reject that portion or the complete lot by giving written notice within […***…] days following receipt of Products and sending, at SELLER’ s expense, the defective samples to SELLER after SELLER’s acceptance of rejection.

8.2

Unattributed Defects. In case the Device does not comply with the Device Specifications due to hidden or latent defects that were not noticeable at the time of inspection by PURCHASER pursuant to Section 8.1, PURCHASER shall immediately inform SELLER of its claims in this respect, at the latest within the later period of […***…] days following the discovery of the defect or any third party or regulatory claim or liability arising from the defect. Failing any claims within […***…] days in this respect, it shall not be possible to engage SELLER’s liability. Notwithstanding the foregoing, SELLER shall not be liable for any defect appearing more than […***…] months after the Device (stored and handled in accordance with commercially reasonable standards) is received at PURCHASER’s premises.

8.3

Claims. Any and all claims shall be substantiated and explained in reasonable detail as to the nature of the defects or failure of the Device to comply with the Device Specifications. PURCHASER shall reasonably provide SELLER with any and all substantiation regarding the reality of the anomalies recorded, notably with defective samples and shall ensure that SELLER has reasonable means of confirming the existence of such anomalies.

8.4

Rejected Device. If PURCHASER rejects the Device in accordance with this Section 8, then, at SELLER’s expense and discretion, PURCHASER shall return to SELLER any such shipment, or any part thereof, that does not comply with the Device Specifications, and receive in exchange therefore at the option of PURCHASER, either (i) a complete refund of the Purchase Price, taxes paid and not recoverable, and shipping costs associated with the Device in form of a credit note, or (ii) fully compliant replacement Device(s). If the Parties so agree, PURCHASER shall destroy any non-conforming Device, at SELLER’s expense and in accordance with all applicable legal requirements. While SELLER is investigating the rejection, payments of purchased goods subject to such rejection shall be put on hold until claim response is given.

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8.5

Disputes. If SELLER disputes PURCHASER’s rejection, the Parties shall submit samples of the rejected Device to a mutually acceptable independent laboratory for analysis, whose decision in the matter shall be final and binding. The costs of such analysis shall be borne by SELLER unless such analysis shows that the Device conforms to the Device Specifications, in which case PURCHASER shall bear the cost of such analysis.

9.	WARRANTY

9.1

SELLER’s Warranty. SELLER warrants to PURCHASER that the Device (i) will conform in all respects to the Device Specifications and applicable cGMP, (ii) will be free from defects, latent or otherwise, in design materials and workmanship; (iii) to the best of SELLER’s knowledge, does not infringe upon, violate or misappropriate the intellectual property of any other party, person or entity, (iv) will comply with applicable laws with respect to SELLER’s manufacture of such Device, (v) will be new and, provided proper payment by PURCHASER, will be conveyed by SELLER to PURCHASER with good title, free and clear of all encumbrances or liens. If the SELLER fails to comply with the Device Specifications requirement and anything else in this warranty then the SELLER will fix the deficiencies or non-conformance at its cost. Unless otherwise agreed upon by the Parties in writing, PURCHASER’s rights under this warranty are extended for a period of [13] from and after the date of delivery of the Device to PURCHASER. For the avoidance of doubt, SELLER is not responsible for normal wear and tear of any Device.

9.1.1

Subject to the warranty provided by SELLER set forth in this Section 9, it is the responsibility of PURCHASER to ensure that (i) the Device shipped from SELLER according to the Device Specifications is adapted to the use which it is intended for, (ii) that the Device Specifications are adapted to the storage of the Device, (iii) that the Device is compatible with the Drug Product, and (iv) that the Drug Product and the Finished Product (other than the Device) comply with all applicable laws.

9.1.2

SELLER may, but is not required to, perform tests for compatibility between the Device and the Drug Product. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT ANY TESTS PERFORMED BY OR ON BEHALF OF SELLER ARE ADEQUATE OR SUFFICIENT FOR PURCHASER’S PURPOSES. PURCHASER AGREES NOT TO HOLD SELLER RESPONSIBLE FOR THE ADEQUACY OR SUFFICIENCY OF SUCH TESTS, OR THE RESULTS DERIVED FROM SUCH TESTS.

9.2

Exclusions. The warranty provided under Section 9.1 shall not apply to any Device that (i) has been tampered with or otherwise altered by PURCHASER, its Affiliates or their customers, distributors, or agents; (ii) has been subjected to misuse, negligence, malice or accident by PURCHASER, its Affiliates or their customers, distributors agents; or (iii) has been stored, handled or used by PURCHASER, its Affiliates or their customers, distributors agents in a manner contrary to the Device Specifications and the Device Specifications or SELLER’s written instructions which can, among others, define maximum periods for the use of the Device.

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9.3

Limitations on Warranty. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF QUALITY AND PERFORMANCE, WRITTEN, ORAL OR IMPLIED, AND ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE HEREBY DISCLAIMED BY SELLER.

9.4	LIMITATION OF LIABILITY

9.4.1     No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, whether in warranty, contract, negligence, tort, strict liability, or otherwise including, but not limited to, loss of profits or revenue, delays, or claims of the other party’s or its Affiliates or other third parties for such or other damages. This limitation of liability shall not apply to claims of liability for death or personal injury caused by either party’s gross negligence, willful act, or omission.

9.4.2     Limitation of Liability. Each Party’s cumulative liability to the other Party for all claims relating to the Device and this Agreement, including any cause of action based on any theory of contract, tort, or strict liability, shall not exceed One Million US Dollars ($1,000,000). This limitation of liability shall not apply to claims of liability for death or personal injury caused by either Party’s gross negligence, willful act, or omission.

10.	INDEMNIFICATION

10.1

SELLER. Subject to the liability limitations set forth in clause 9.4, SELLER shall defend, indemnify and hold PURCHASER and its Affiliates, and their shareholders, directors, officers, employees and agents harmless from and against any and all liability, loss, damage, recalls, causes of action, suits, claims, demands, settlements, costs and expenses or judgments arising from injury or death to persons or damage to property, of any nature whatsoever, resulting from the failure of the Device to conform to the warranty set forth under Section 9.1 or any defect, failure to warn or other Device liability claims that are the result of SELLER’s negligence or intentional misconduct, except to the extent that PURCHASER is required to indemnify SELLER under Section 10.2 of this Agreement, provided that PURCHASER shall have given prompt notice in writing to SELLER of any such claim.

10.2

PURCHASER. PURCHASER shall defend, indemnify and hold SELLER and its Affiliates, their shareholders, directors, officers, employees and agents harmless from and against any and all liability, loss, damage, expense, causes of action, suits, claims, demands, settlements, costs and expenses or judgments of any nature whatsoever, resulting from the Finished Product or its marketing, sale, clinical testing, clinical use or other use or misuse, including any defect, failure to warn or other Device liability claims that are the result of PURCHASER’s negligence or intentional misconduct, except to the extent SELLER is required to indemnify PURCHASER under Section 10.1 of this Agreement, provided that SELLER shall have given prompt notice in writing to PURCHASER of any such claim.

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10.3

Insurance. Each of SELLER and PURCHASER will use its best efforts, by itself or through its Affiliates’ group insurance policies and at its sole cost and expense, to procure and maintain adequate General & Products Liability Insurance. In addition, SELLER will use its best efforts, by itself or through its Affiliates’ group insurance policies and at its sole cost and expense, to procure and maintain adequate Property All Risks Insurance in order to cover the value of the Device Equipment and any components thereof in SELLER’s possession or for which SELLER bears the risk of loss.

11.	REPRESENTATIONS

11.1          Each Party hereby represents and warrants that it has the full power and authority to enter into and perform this Agreement, and each Party knows of no contract, agreement, promise, undertaking or other fact or circumstance that would prevent the full execution and performance of this Agreement.

12.	TERM AND TERMINATION

12.1          Term and Renewal. This Agreement shall, unless otherwise terminated, remain in full force and effect for a period of seven (7) years from the Effective Date (the “Initial Term”). Commencing upon the start of the sixth year of the Initial Term, the Parties agree to discuss in good faith whether an extension of this Agreement is mutually desired and, if so, whether there should be modification to any terms. The term of this Agreement may be renewed for additional terms upon mutual written agreement by the Parties (any applicable extended term, a “Renewal Term” and collectively together with the Initial Term, the “Term”). If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 12.1, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal unless modifications to the terms have been agreed to in writing by the Parties. The Parties agree that, to the extent that applicable law in a country restricts the term of Exclusivity rights in such country to a period shorter than the Term or prohibits the Exclusivity rights from being renewed in accordance with this Section 12.1, then PURCHASER shall either (a) defend, indemnify and hold harmless SELLER and its Affiliates from any losses suffered from any challenges by third parties or governmental authorities based on antitrust or anti-competition laws or regulations or (b) elect that Exclusivity rights in such country shall terminate (i.e., convert to non-exclusive rights) immediately prior to the term permitted by applicable law and, if permitted by law, the Parties may discuss in good faith whether to renew this Agreement in such country on similar or modified terms. Notwithstanding the foregoing, if, at any time during the Exclusivity Term, the Exclusivity rights granted to PURCHASER are challenged by a third party or governmental authority based on antitrust or anti-competition laws or regulations, notwithstanding anything to the contrary in this Agreement, the Parties shall use commercially reasonable efforts to cooperate on such matter.

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12.2	Early Termination. Without prejudice to any other rights it may have hereunder or at law or in equity, either Party may terminate this Agreement:

12.2.1     immediately if the other Party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business;

12.2.2     after [...***...] days written notice from the terminating Party specifying an alleged material breach (including payment breach) and stating its intent to so terminate, if the other Party fails to commence and diligently pursue to remedy any such material breach of this Agreement; or

12.2.3     immediately if the other Party becomes insolvent, an order for relief is entered against the other Party under any bankruptcy or insolvency laws or laws of similar import.

12.3

Effect of Termination. Neither termination nor non-renewal of this Agreement shall release either Party from fulfilling any obligations it may have incurred prior to any such termination, nor prejudice any other rights or remedies that either Party may have at law or in equity.

In case of early termination by PURCHASER not due to a breach by SELLER, PURCHASER will compensate SELLER for any costs directly related to the value of the goods or components already incurred by SELLER on the basis of the Purchase Orders received from PURCHASER according to Section 4.1 above. PURCHASER will also compensate SELLER for any costs associated with stock at SELLER’s or at SELLER’s sub suppliers, including, but not limited to, rubber stoppers, glass vials, and steel needles; provided SELLER and SELLER’s sub suppliers shall be obligated to take all commercially reasonable measures to mitigate the damages resulting from such remaining inventory.

12.4

Surviving Clauses. Notwithstanding any termination, any provision set forth in this Agreement remaining to be performed in whole or in part, capable of taking effect following termination, or which by its nature is contemplated to survive the termination of this Agreement shall survive and continue in full force and effect despite termination.

12.5

Duty to Advise. SELLER shall promptly provide written notice to PURCHASER of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by SELLER or its Affiliates to perform or comply with any of its obligations under this Agreement including but not limited to the Exclusivity obligations; (b) any delay in delivery of Devices (or any other product to be delivered by SELLER to PURCHASER); (c) any defects or quality problems relating to the Devices (or any other product to be delivered by SELLER to PURCHASER); (d) any deficiency in specifications, samples, prototypes or test results relating to this Agreement; or (e) any failure by SELLER, or its subcontractors or common carriers, to comply with applicable law directly or indirectly related to this Agreement. In addition, SELLER shall promptly notify PURCHASER in writing of any material change in SELLER’s insurance coverage or professional certifications.

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12.6

Protection Against Supply Interruptions. SELLER shall, at its sole cost and expense, take such actions as are reasonably necessary or appropriate to ensure the uninterrupted supply of Devices (and such other products to be delivered under this Agreement) to PURCHASER during any foreseeable or anticipated event or circumstance that could interrupt or delay SELLER’s performance under this Agreement.

13.	MISCELLANEOUS

13.1

Notices. All notices, requests, demands, waivers, consents, approvals or other communications to any Party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such Party or sent to such Party by facsimile transmission, overnight courier or by registered or certified mail, postage prepaid, to the addresses set forth below (or to such other address as the addressee may have specified in notice duly given to the sender as provided herein):

If to SELLER:

AptarGroup, Inc.

475 West Terra Cotta, Suite E

Crystal Lake, IL 60014-9695 USA

Attn: Chief Operating Officer

Phone No.: (815) 477-0424

Fax No.: (815) 477-0481

With cc to:

Aptar Congers, a division of AptarGroup, Inc.

250 North Route 303

Congers, NJ 10920-1408 USA

Attn: President, Aptar Pharma North America

Phone No.: (845) 639-3700

Fax No: (845) 639-3900

If to PURCHASER:

Name: INSYS Therapeutics, Inc.

1333 S. Spectrum Blvd., Suite 100

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Chandler, AZ 85286-8435

Attn: SVP, Manufacturing

Phone No.: (602) 910 2617

With cc to (if involving a dispute or indemnification matter):

Name: INSYS Therapeutics, Inc.

1333 S. Spectrum Blvd., Suite 100

Chandler, AZ 85286-8435

Attn: General Counsel

Phone No.: (602) 910 2617

Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, sent by facsimile transmission with receipt confirmed, or […***…] days after so mailed.

13.2

Choice of Law. This Agreement, along with the Schedules and Exhibits attached, incorporated and referenced herein and all Purchase Orders issued hereunder shall be governed and interpreted, and all rights and obligations of the Parties shall be determined, in accordance to the laws of the State of New York.

13.3

Force Majeure. Neither Party shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement resulting from any cause or circumstance beyond that Party’s reasonable control, including, but not limited to, fire, flood, other natural disasters, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, and acts of any governmental authority; nor shall SELLER be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement if due to any shortage or inability to obtain any raw materials (including energy), equipment or transportation; provided, in each case, that the affected Party shall give prompt notice thereof to the other Party. No such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay; provided, that if any of the above conditions continues to exist for more than […***…] months after the date of any notice given with regard thereto and such condition has a material adverse effect on a Party’s ability to perform its obligations hereunder, either Party may terminate this Agreement forthwith upon notice to the other.

13.4

Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable at law or in equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction, such provision being adjusted rather than voided if possible.

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13.5

Entire Agreement. This Agreement, including any Schedules and Exhibits attached, incorporated or referenced herein, the Quality Agreement, and the confidentiality agreement referenced in Section 13.9 set forth the entire agreement reached between the Parties with respect to the transactions contemplated hereby. This Agreement supersedes the Original Agreement (except that any liability existing under the Original Agreement as of the Effective Date of this Agreement shall remain subject to the Original Agreement). This Agreement (including all Schedules and Exhibits) may not be amended or modified except by written instrument duly executed by the Parties hereto stating that it is an amendment to this Agreement.

The terms of this Agreement shall take precedence over the Quality Agreement, the confidentiality agreement referenced in Section 13.9 or any standard terms and conditions of either Party if there is any conflict between them.

13.6

No Waiver. The failure of either Party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such Party thereafter to enforce each and every provision. Any waiver by a Party of any of its rights under this Agreement in one or more instances shall be in a writing signed by such Party and shall not be construed as constituting a continuing waiver or as a waiver in other instances.

13.7

Assignment, Binding Effect. Neither Party shall assign this Agreement nor any of its respective rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld, except in the case of SELLER to any Affiliate and in the case of PURCHASER to any Relevant Affiliate of the assigning Party or by operation of law or as otherwise permitted hereunder. Any such attempted assignment without such consent shall be void. This Agreement and the rights herein granted shall be binding upon and shall inure to the benefit of PURCHASER and SELLER and their respective successors and permitted assigns.

13.8

Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity hereof, that the Parties are unable to resolve between themselves, shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such proceedings shall take place in New York, USA, and shall be conducted in English. The decision of the arbitration proceeding shall be final and binding upon the Parties. This clause shall not be construed to limit the right of either Party to apply to any court of competent jurisdiction for injunctive relief for unauthorized use of confidential information.

13.9

Confidentiality. In concert with the execution of this Agreement, the Parties have executed a separate confidentiality agreement and that agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter of confidentiality and supersedes any previous agreement or understanding between the Parties in relation to such subject matter.

[Signature page follows].

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

/s/ Sali M. Haffar APTARGROUP, INC. Name: Sali M. Haffar Title: President, Aptar Pharma Date: 11/01/2015	/s/ Darryl S. Baker INSYS THERAPEUTICS, INC. Name: Darryl S. Baker Title: CFO Date: 10/30/15

[Signature page of Amended and Restated Supply, Development & Exclusive Licensing Agreement between AptarGroup, Inc. and Insys Therapeutics, Inc.]

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EXHIBIT A: DEVICE SPECIFICATION

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[…***…]

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EXHIBIT B: SELLER CERTIFICATE OF ANALYSIS

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 […***…]

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EXHIBIT C: PURCHASE PRICE

The purchase price for the Original Device (“Purchase Price”) is based on the procured annual quantities of the Original Device in accordance with Table Cl below. Purchase Prices for any New Devices will be agreed to by the Parties and set forth in an amendment to (or a revised version of) this Exhibit C:

Table C.1 Original Device Purchasing Price Levels

Price Level	Quantities (pieces)	Price ([…***…])
1	[…***…]	[…***…]
2	[…***…]	[…***…]
3	[…***…]	[…***…]
4	[…***…]	[…***…]
5	[…***…]	[…***…]

The Parties agree that prices may be adjusted annually based on the Producer Price Index (“All Other Plastics Product Manufacturing”) from the US Bureau of Labor Statistics.

The lot size for the Original Device is no less than […***…] units and no more than […***…] units.

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EXHIBIT D: EXCLUSIVITY

PURCHASER shall buy exclusively from SELLER, and shall develop exclusively with SELLER, all of its and its Relevant Affiliates’ requirements for devices for sublingual delivery of drug products, and SELLER and its Affiliates are willing to supply the Original Device and New Devices to PURCHASER on an exclusive basis in accordance with the terms of this Agreement and this Exhibit D.

SELLER and its Affiliates grant to PURCHASER an exclusive, worldwide license to the Intellectual Property owned by SELLER and its Affiliates that specifically relates to the Devices, but only to the extent necessary or useful for the use and sale of the Finished Products and agrees to not license such applicable Intellectual Property to any other party for the development and commercialization of such sublingual products as described more specifically in Paragraph 1 below (“Exclusivity”). For the avoidance of doubt, the foregoing license does not grant PURCHASER the right to use such Intellectual Property to develop or manufacture or have developed or manufactured any devices. Such Exclusivity also includes the obligation to use commercially reasonable efforts to assist PURCHASER, at PURCHASER’s cost, in the adaptation of the Original Device or development of New Devices for each of the New Molecules and, once the Parties have accepted each such Device with its applicable functionality, quality, design and cost, SELLER commits to supply each such Device to PURCHASER on an exclusive basis for such New Molecule.

SELLER represents that it does not have any existing relationship (prior to the Effective Date or during the Term) with a competitor of PURCHASER that conflicts with the Exclusivity granted under this Agreement.

1.	Application, Drug molecule

SELLER grants PURCHASER Exclusivity for sublingual application of liquid formulations of the Drug Product using Devices. Such exclusivity relates to a device capable of delivering one or two doses or multiple doses of the Drug Product sublingually in a Device.

In addition, SELLER provides PURCHASER Exclusivity for the following [...***...] molecules (such molecules, or such other molecules added pursuant to this Exhibit D, the “New Molecules”) in connection with sublingual application of such molecules using the applicable Device agreed to by the Parties. This list of […***…] molecules may be altered or revised by PURCHASER pursuant to the procedure set forth in Paragraph 5 below.

[…***…]

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2.	Exclusivity Payments

For the […***…] payment of $[…***…] ([…***…] DOLLARS) to be paid by PURCHASER to SELLER commencing upon the Effective Date (and recurring on […***…]), SELLER agrees to provide Exclusivity for the […***…] New Molecules as described above.

PURCHASER may in accordance with the procedure set forth in Paragraph 5 below, with written notice to SELLER, add additional compounds/molecules to the […***…] New Molecules for an additional, […***…] payment of $[…***…].

3.	Territory

The territory of Exclusivity granted by SELLER is worldwide.

4.	Timeline

Exclusivity terms as stated in this Exhibit D are granted until expiration of the Term of this Agreement (“Exclusivity Term”), subject to early termination for any New Molecule for failure of a party to exercise Commercially Reasonable and Diligent Efforts with respect to the development of a Device for such New Molecule (as described in more detail below)

5.      Additional New Molecules; Revision of New Molecule List

(a)

PURCHASER may revise the New Molecule list or add new New Molecules to the list […***…] (measured as each […***…] period beginning on the Effective Date). In such instance, PURCHASER shall notify SELLER in writing of the compound or molecule that PURCHASER wishes to add to the New Molecule list (and, if any New Molecule is being removed from the New Molecule list, shall include the identity of such New Molecule in such notice). Within […***…] days of receiving such notice, SELLER shall in good faith determine whether it is able to grant Exclusivity with respect to such New Molecule and shall notify PURCHASER of such ability in writing.

(b)

If SELLER confirms that it is able to grant Exclusivity with respect to a proposed New Molecule, Exclusivity with respect to such New Molecule shall begin (i) immediately if such New Molecule is replacing a New Molecule that is being removed from the list (in which case, for the avoidance of doubt, no additional payment is required) or (ii) if such New Molecule is being added to the list but no New Molecule is being removed, upon the payment of the applicable fee for such New Molecule as set forth in Paragraph 2 above.

(c)

If PURCHASER fails to pay the amount required by the preceding clause (b) within […***…] days of confirmation by SELLER in writing that it is able to grant Exclusivity with respect to the applicable proposed New Molecule, then no Exclusivity shall be granted and SELLER shall have no obligation (but may, in its discretion opt to) consider future requests for Exclusivity with respect to such New Molecule.

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6. PURCHASER Right of First Refusal

If a third party seeks to use SELLER for supply of devices for sublingual delivery of a specific drug product (other than Off-The-Shelf-Devices), SELLER will grant PURCHASER a right of first refusal with respect to such drug product in accordance with the terms of this Paragraph 6. When SELLER becomes aware of a request for supply of such devices for sublingual delivery of drug product (such request, a “Proposed Supply Request” and such drug product, a “Proposed Drug Product”), SELLER shall promptly notify PURCHASER in writing of such Proposed Supply Request (the “ROFR Notice”) and may not commit to supplying such third party with such sublingual delivery device with respect to such Proposed Drug Product until PURCHASER has declined or failed to exercise its right of first refusal with respect to such Proposed Drug Product within the allotted exercise period below. For clarity, (a) the ROFR Notice does not apply to Off-The-Shelf-Devices; and (b) the ROFR Notice is only required to identify the Proposed Drug Product and not any other material terms of the Proposed Supply Request or the identity of the applicable third party. PURCHASER shall have [...***...] days from its receipt of the ROFR Notice to exercise its right of first refusal with respect to the applicable Proposed Drug Product. If PURCHASER exercises its right of first refusal with respect to the applicable Proposed Drug Product, the Proposed Drug Product shall be deemed a New Molecule and will be subject to Paragraphs 5(b)(ii) and 5(c) above. If PURCHASER notifies SELLER in writing that it does not intend to exercise its right of first refusal with respect to such Proposed Drug Product or the applicable […***…] day period has lapsed and PURCHASER has not notified SELLER of its intent to (or not to) exercise its right of first refusal with respect to such Proposed Drug Product, then (a) the right of first refusal with respect to such Proposed Drug Product shall lapse, (b) the applicable Drug Product shall not be deemed a New Molecule (i.e., no Exclusivity will be granted to PURCHASER with respect to such Drug Product) and (c) SELLER may enter into agreements with third parties with respect to the supply of devices for sublingual delivery of the Proposed Drug Product.

7. Diligence; Reporting; Termination of Exclusivity

Following designation of a New Molecule, the Parties shall use Commercially Reasonable and Diligent Efforts to develop New Devices (or the adaptation of the Original Device) for each such New Molecule. On a regular basis, and no less often than […***…] days following each […***…], PURCHASER shall provide a detailed written report to SELLER summarizing the progress of such development (and including copies of the minutes of any meetings with the FDA or other Regulatory Authority relating to such Device). If either Party fails to exercise Commercially Reasonable and Diligent Efforts with respect to the development of New Devices (or the adaptation of the Original Device) for a New Molecule, and fails to remedy such breach (or uses good faith efforts to commence and diligently pursue curing such breach) within […***…] days of written notice from the other Party, the notifying Party may terminate Exclusivity with respect to such New Molecule upon written notice to the other Party.

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For purposes of this Paragraph 7, “Commercially Reasonable and Diligent Efforts” means those diligent efforts consistent with the exercise of prudent business judgment that a specialty pharmaceutical company or pharmaceutical device supplier, as appropriate, would reasonably devote to a product of similar market potential or profit potential resulting from its own research efforts, based on conditions then prevailing, including by: (a) promptly assigning responsibility for development activities to specific employees who are held accountable for progress and monitoring such progress on an on-going basis, (b) setting and consistently seeking to achieve specific and meaningful objectives and timelines for carrying out such development and (c) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives and timelines.

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EXHIBIT E: PROVISIONS RELATING TO ROYALTY PAYMENTS

1.	Currency. All Royalty payments shall be made in United States Dollars (US $) via wire transfer of immediately available funds to an account identified by SELLER in writing from time to time.

2.

Payment Provisions. Royalties under this Agreement shall be calculated for every calendar quarter and shall be paid within […***…] days from the date on which the PURCHASER’s quarterly financial statements become publicly available. In connection with any sales outside of the United States or territories that do not utilize United States Dollars, if any, conversion of foreign currency to United States Dollars shall be made at the conversion as reported in The Wall Street Journal on the last working day of the applicable calendar quarter.

3.

Reports. PURCHASER shall, at each time of payment of Royalties, dispatch to SELLER its relevant financial statements that are filed with the Securities and Exchange Commission, which evidence the Net Sales Revenue and the computation of Royalties payable by PURCHASER to SELLER hereunder. Each such report shall contain total number of units of Finished Products sold or transferred by PURCHASER or its applicable Affiliate, total Net Sales Revenue of PURCHASER (including its Affiliates) during the most recent quarter on a Finished Product-by-Finished Product, country-by-country basis, together with the exchange rates used for conversion, and total Royalty payments due. Express acceptance by SELLER of any of the reports furnished pursuant to this Paragraph 3 of this Exhibit E shall preclude SELLER from questioning the correctness thereof at any time except in a situation where its audit raises legitimate concerns of factual accuracy of the information provided by PURCHASER, and in the event any inconsistencies or mistakes are discovered (and not disputed) in such reports or payments, they shall be promptly rectified and, as applicable, appropriate payment shall be made by PURCHASER or credit for overpayment shall be granted to PURCHASER against the next payment.

4.

Audits and Records. SELLER shall be entitled to inspect, at most […***…] per […***…] during the Term and […***…] thereafter, and PURCHASER shall maintain, and shall cause its Affiliates and Sublicensees to maintain, full and true books of accounts and other records in sufficient detail so that the amounts payable to SELLER hereunder can be properly ascertained. These records shall be ready for inspection and examination during normal business hours upon no less than […***…] business days written notice to duly authorized representatives of SELLER for a period of […***…] years following the end of the […***…] to which they pertain; provided, that if such duly authorized representative is an independent third party auditor, such third party auditor will be required to sign a confidentiality agreement in a form reasonably acceptable to PURCHASER. PURCHASER shall cooperate with such examination, and shall give any explanations that may reasonably be requested. The cost for such examination shall be borne by SELLER. However, and without prejudice to any other remedy or action available due to breach of Agreement, if the audit should determine a discrepancy of more than […***…] percent ([…***…]%) between the amount reported and the amount actually due, then the cost and expense of the audit shall be borne by PURCHASER. PURCHASER shall promptly pay to SELLER all amounts determined by any inspection to be due to SELLER, with interest in accordance with Paragraph 5 of this Exhibit E from the date that such amount should have originally been paid.

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5.

Late Payments. In the event that PURCHASER at any time should fail to make payment in full more than […***…] days after the due date, SELLER shall be entitled to claim interest on the sum overdue until payment is made at the rate of […***…] percent ([…***…]%) per month or the maximum rate permitted by law, whichever is lower.

6.

Taxes. PURCHASER will make all payments to SELLER under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. If any taxes are required by applicable law to be withheld by PURCHASER on amounts payable under this Agreement, PURCHASER will (a) deduct such taxes from the payment made to SELLER, (b) promptly pay the taxes to the appropriate governmental authority and (c) furnish SELLER with proof of payment of such tax. PURCHASER and SELLER will cooperate with respect to all documentation required by any taxing authority or reasonably requested by PURCHASER to secure a reduction in the rate of applicable withholding taxes.

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